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                                                                      EXHIBIT 99


                             [TEXT OF PRESS RELEASE]


     Pacific Scientific Company Advises Shareholders to Refrain From Taking
       Action in Response to Kollmorgen Corporation's Unsolicited Offer.

         NEWPORT BEACH, Calif., Dec. 16/PRNewswire/ -- Pacific Scientific Company (NYSE: PSX) said today that Kollmorgen Corporation (NYSE: KOL) has commenced an unsolicited cash tender offer for approximately 51% of the common stock of Pacific Scientific and has also commenced an unsolicited solicitation of consents to call a special meeting of Pacific Scientific shareholders.

         Pacific Scientific said that its Board of Directors will review the offer and will make a recommendation to Pacific Scientific shareholders on or before December 29, 1997.

         The Company urges all Pacific Scientific shareholders to take no action on the Kollmorgen offer until Pacific Scientific has publicly announced the recommendation of its Board of Directors. The Kollmorgen tender offer is currently scheduled to remain open until at least January 14, 1998.

         Headquartered in Newport Beach, CA., Pacific Scientific designs, manufactures and markets motion control, process control and safety equipment.


Source: Pacific Scientific Company

12/16/97